Exhibit 8.1

Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, Wisconsin 53202-4497

July 19, 2005

Board of Directors
Wauwatosa Savings Bank
Wauwatosa Holdings, Inc.
Lamplighter Financial, MHC
11200 West Plank Court
Wauwatosa, WI 53226

Re: Federal Tax Opinion on Mutual Holding Company Reorganization and Stock Issuance

Ladies and Gentlemen:

     We have acted as counsel to Wauwatosa Savings Bank, a Wisconsin mutual savings bank (“Bank”) in connection with the conversion of Bank from a mutual savings bank to a Wisconsin chartered stock savings bank (“Stock Bank”) and the contemporaneous formation of Lamplighter Financial, MHC, a Wisconsin chartered mutual holding company (“MHC”) which through a series of steps pursuant to the Plan of Reorganization from Mutual Savings Bank to Mutual Holding Company of Bank as adopted on May 17, 2005 and amended on June 3, 2005, by the Board of Directors of Bank (“Plan”) will acquire all of the stock of Stock Bank and then contribute all of the stock of Stock Bank to Wauwatosa Holdings, Inc., a Wisconsin stock corporation (“Holdings”). The Plan is filed as Exhibit 2.1 to Holdings Registration Statement under the Securities Act of 1933 (“Act”) on Form S-1 (“Registration Statement”) filed with the Securities and Exchange Commission. This opinion is rendered pursuant to Article VI (f) of the Plan and is referred to in the Prospectus forming part of the Registration Statement. Capitalized terms used but not defined herein shall have the same meaning as set forth in the Plan. This opinion addresses the material federal income tax consequences of the Plan.

     In rendering our opinion, we have examined the Plan, Prospectus, Registration Statement, the Stock Issuance Plan attached to the Plan as well as certain other documents relating to transactions contemplated by the Plan, and have, with your permission relied upon and assumed as correct the factual information contained in, and that the transactions will be completed as described in the Plan, Prospectus, Registration Statement and Stock Issuance Plan, the representations as to certain factual matters provided to us in certificates of authorized officers of Bank, Stock Bank, MHC and Holdings, incorporated herein by reference, and such other materials as we have deemed necessary as a basis for our opinion. In our examination of

Board of Directors
Wauwatosa Savings Bank
Wauwatosa Holdings, Inc.
Lamplighter Financial, MHC
July 19, 2005

documents we have assumed the authenticity of those documents submitted to us as certified or reproduced copies.

     Bank, as a mutual savings bank has a unique equity structure. Bank has no capital stock. Instead, Bank has members. A holder of a deposit account of Bank is a member of Bank who has the right to share in the net profit of Bank, after payment of creditors, only if the savings bank liquidates and the right to vote at member meetings. A member has one vote for each $100 or fraction thereof of the aggregate withdrawal value of the member’s deposit accounts in Bank. A person ceases to be a member of Bank when such person closes his deposit accounts at Bank.

     The Board of Directors of Bank has determined that the Plan will permit Holdings to raise capital by issuance of its stock which will support Stock Bank’s further growth and expanded operations and give it the ability to affect future acquisitions and investments as well as increase the capability of Stock Bank to address the needs of the communities it serves.

     The Plan will be consummated by the following steps after approval by the Wisconsin Department of Financial Institutions, Division of Banking, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation.

          (i)     Bank will form a wholly owned Wisconsin stock savings bank called Wauwatosa Interim 1 Stock Savings Bank (“Interim 1”).

          (ii)     Interim 1 will form two wholly owned subsidiaries. One will be a Wisconsin stock savings bank named Wauwatosa Interim 2 Stock Savings Bank (“Interim 2”). The other will be a Wisconsin stock business corporation named Wauwatosa Holdings, Inc.

          (iii)     The following transactions will occur substantially contemporaneously;

                    (a)     Bank converts to a Wisconsin stock savings bank, the Stock Bank, and adopts articles and bylaws appropriate for a Wisconsin stock savings bank (“Conversion”);

                    (b)     Interim 1 converts from a stock savings bank to a Wisconsin mutual holding company, cancels its outstanding stock, adopts a charter and bylaws appropriate for a Wisconsin mutual holding company and changes its name to Lamplighter Financial, MHC;

                    (c)     Interim 2 merges with and into Stock Bank with Stock Bank surviving as a wholly owned subsidiary of MHC and the depositors of Stock Bank will exchange the shares of Stock Bank common stock constructively received in the Conversion for membership interests in MHC. The depositors’ membership interests in MHC will continue for as long as they maintain deposit accounts at Stock Bank. The name of the Stock Bank will remain Wauwatosa Savings Bank; and

                    (d)     MHC will transfer all of the stock of Stock Bank to Holdings, in exchange for common stock of Holdings, making Stock Bank a wholly owned direct subsidiary of Holdings and an indirect subsidiary of MHC.

          (iv)     The deposit accounts of the members of Bank remain deposit accounts of Stock Bank.

Board of Directors
Wauwatosa Savings Bank
Wauwatosa Holdings, Inc.
Lamplighter Financial, MHC
July 19, 2005

          (v)     Finally, Holdings will issue common stock in its initial public offering pursuant to the Stock Issuance Plan. However, MHC will at all times continue to hold at least a majority of the stock of Holdings for so long as MHC is in existence.

     Upon consummation of the Plan, the legal existence of Bank will not terminate, but the Stock Bank will be a continuation of Bank, and all property of Bank including its right, title, and interest in and to all property of any kind and nature or which would inure to Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by Bank. The Stock Bank will continue to have, succeed to, assume and be responsible for all the rights, liabilities and obligations of Bank.

     As a result of the transactions set forth above, the Stock Bank will be a wholly-owned subsidiary of Holdings, which will in turn be a wholly-owned subsidiary of the MHC until shares of Holdings common stock are issued under the Stock Issuance Plan, at which time Holdings will be a majority-owned subsidiary of MHC.

     As a result of consummation of the Plan, each existing holder and any future holders of a deposit account in Stock Bank will be members of MHC and will have the right to share in the net profit of MHC, after payment of creditors, only if MHC liquidates and the right to vote at member meetings. A member of MHC has one vote for each $100 or fraction thereof of the aggregate withdrawal value of the member’s deposit accounts in Stock Bank.

     Under the Stock Issuance Plan and as required by the rules and regulations of the Federal Deposit Insurance Corporation the depositors of Bank and certain other persons will receive non-transferable subscription rights to purchase shares of Holdings common stock in the Subscription Offering. These subscription rights are exercisable by the following persons in the following order of priority.

1.	Eligible Account Holders.

2.	Employee Stock Benefit Plans.

3.	Supplemental Eligible Account Holders.

4.	Other members of Bank who are not Eligible Account Holders or Supplemental Account Holders.

5.	Directors, officers and employees of Bank who do not qualify in a preceding category.

     Shares of Holdings common stock not subscribed in the Subscription Offering may be offered in a Community Offering and if necessary a Syndicated Community Offering. Under the Stock Issuance Plan there are certain limitations on the purchase of Holdings common stock in the Subscription Offering, Community Offering and Syndicated Community Offering. All shares of Holdings common stock sold in the Subscription Offering, Community Offering and Syndicated Community Offering must be sold at a uniform purchase price as required by

Board of Directors
Wauwatosa Savings Bank
Wauwatosa Holdings, Inc.
Lamplighter Financial, MHC
July 19, 2005

applicable regulations as determined by the Board of Directors of Bank based on an estimated value range established by an appraisal conducted by RP Financial, LC.

     Under the Plan, Holdings intends to issue to the Waukesha County Community Foundation, Inc. (“Foundation”), as a charitable contribution, shares of its common stock. The Foundation has received a determination letter from the Internal Revenue Service to the effect that the Foundation is an exempt organization, under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), which is not a private foundation within the meaning of Section 509(a) of the Code. It is assumed that the Foundation has retained such status under the Code.

     On the basis of the foregoing and in reliance thereon and assuming the Plan is consummated in accordance with the terms thereof, we are of the opinion that for Federal income tax purposes:

          1.     The Conversion of Bank from a Wisconsin mutual savings bank to a Wisconsin stock savings bank (herein referred to as the “Stock Bank” in its post-reorganization form) will constitute a reorganization as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code and a reorganization as a mere change in identity, form or place of incorporation within the meaning of Section 368(a)(1)(F) of the Code and Bank and Stock Bank will not recognize a gain or loss as a result of the Conversion. Bank and Stock Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code. See Rev. Rul. 2003-48, 2003-1 C.B. 863 and Rev. Rul. 80-105, 1980-1 C.B. 78.

          2.     The basis of each asset of Bank received by Stock Bank in the Conversion will be the same as Bank’s basis for such asset immediately prior to the Conversion. See Code Section 362(b).

          3.     The holding period of each asset of Bank received by Stock Bank in the Conversion will include the period during which such asset was held by Bank prior to the Conversion. See Code Section 1223(2).

          4.     Under Section 381 of the Code the tax attributes of Bank described in Section 381(c) of the Code will be taken into account by Stock Bank as if there had been no Conversion. The taxable year of Bank will not close on the effective date of the Conversion. See Code Section 381 and Rev. Rul. 2003-48, supra.

          5.     Bank’s depositors will recognize no gain or loss in the Conversion upon their constructive receipt of shares of Stock Bank common stock solely in exchange for their membership interests in Bank. See Code Section 354(a).

          6.     Because the status of MHC as a stock savings bank is transitory, the conversion of MHC from a stock savings bank to a mutual holding company is disregarded and the MHC is treated as a mutual holding company from the time of its organization as a stock savings bank. See Rev. Rul. 2003-48, supra.

Board of Directors
Wauwatosa Savings Bank
Wauwatosa Holdings, Inc.
Lamplighter Financial, MHC
July 19, 2005

          7.     No gain or loss will be recognized by the depositors of Stock Bank (formerly depositors of Bank) upon the transfer to MHC of shares of Stock Bank they constructively receive in the Conversion for membership interests in the MHC. See Code Section 351(a) and Rev. Rul. 2003-48, supra.

          8.     The basis in the membership interests in MHC received by the depositors will be the same as the basis of the property transferred in exchange therefore. See Code Section 358(a)(1).

          9.     No gain or loss will be recognized by the depositors of Bank upon issuance to them of deposits in Stock Bank in the same amounts and on the same terms and conditions in exchange for their deposit accounts in Bank held immediately prior to the Conversion. See Code Section 1001(a) and Regs. 1.1001-1(a).

          10.     The basis of each depositor’s deposit accounts in Stock Bank will equal the basis of such depositor’s deposit accounts in Bank held immediately prior to the Conversion. See Code Section 1012.

          11.     No gain or loss will be recognized by MHC upon the receipt of shares of Stock Bank common stock from the depositors of Stock Bank in exchange for membership interests in the MHC. See Code Section 1032(a).

          12.     The basis of MHC in the shares of Stock Bank common stock received from the depositors will be the same as the basis of such property to the depositors immediately prior to the merger. See Code Section 362(a).

          13.     No gain or loss will be recognized by MHC on the transfer of the shares of Stock Bank common stock to Holdings in exchange for shares of Holdings common stock. See Code Section 351(a) and Rev. Rul. 2003-48, supra.

          14.     Holdings will recognize no gain or loss on its receipt of the shares of Stock Bank common stock from MHC in exchange for shares of Holdings common stock. See Code Section 1032(a).

          15.     The basis of Holdings in the shares of Stock Bank common stock will equal the basis of such shares to MHC immediately before the transfer of such shares by MHC. See Code Section 362(a).

          16.     The holding period of Holdings for the shares of Stock Bank common stock received from MHC will include the period that MHC is deemed to have held such shares. See Code Section 1223(2).

          17.     No gain or loss will be recognized by Holdings upon the issuance of its shares of common stock for cash pursuant to the Stock Issuance Plan. See Code Section 1032(a).

          18.     No gain or loss will be recognized by the purchasers of shares of Holdings common stock pursuant to the Stock Issuance Plan, upon the transfer of cash to Holdings in exchange for shares of Holdings common stock. See Code Section 1001(a).

Board of Directors
Wauwatosa Savings Bank
Wauwatosa Holdings, Inc.
Lamplighter Financial, MHC
July 19, 2005

          19.     The basis of the shares of Holdings common stock to a holder who purchases such shares pursuant to the Stock Issuance Plan will be their cost to such holder. See Code Section 1012.

          20.     The holding period of shares of Holdings common stock to a holder who purchased such shares pursuant to the exercise of subscription rights will commence on the date such holder exercised such subscription rights. See Code Section 1223(6). The holding period of shares of Holdings common stock to a holder who purchased such shares in the Community Offering or Syndicated Community Offering will commence on the date following the date on which such shares are purchased. See Rev. Rul. 70-598, 1970-2 C.B. 168 and Rev. Rul. 66-97, 1966-1 C.B. 190.

          21.     Depositors of Bank and other persons (other than the tax-qualified employee benefit plans) who receive pursuant to the Stock Issuance Plan non-transferable subscription rights to purchase shares of Holdings common stock may recognize income, if any, upon the receipt by or distribution to them of such non-transferable subscription rights only to the extent of the fair market value, if any, of the non-transferable subscription rights.

                    Bank has received a letter from RP Financial, LC stating its belief that the subscription rights do not have any ascertainable market value and that the price at which the subscription rights are exercisable will not be more or less than the market value of the shares on the date of exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients the right only to purchase Holdings common stock at the same price as will be paid by the members of the general public in any community offering. The letter of RP Financial, LC is not binding on the Internal Revenue Service and the Internal Revenue Service can disagree with the conclusions reached therein. Depositors and other persons who receive non-transferable subscription rights pursuant to the Stock Issuance Plan are encouraged to consult with their own tax advisors as to the tax consequences in the event that the subscription rights do have an ascertainable market value.

          22.     Subject to the limitation of Section 170(b)(2) of the Code, Holdings should be entitled to a charitable contribution deduction under Section 170(a) of the Code with respect to the issuance of its shares of common stock to the Foundation in an amount equal to the excess of the fair market value of such stock over any amount paid therefore by the Foundation. See Rev. Rul. 75-348, 1975-2 C.B. 75.

     This opinion expresses our views only as to the federal income tax laws in effect as of the date hereof, including the Code, applicable Treasury Regulations, published rulings and administrative practices of the Internal Revenue Service and court decisions. This opinion represents our best legal judgment as to the matters addressed herein but is not binding on the Internal Revenue Service or the courts. Furthermore, the legal authorities upon which we rely are subject to change either prospectively or retrospectively. Any changes in such authorities or any change in the facts or representations, or any past or future actions by Bank, Stock Bank,

Board of Directors
Wauwatosa Savings Bank
Wauwatosa Holdings, Inc.
Lamplighter Financial, MHC
July 19, 2005

MHC or Holdings contrary to such representations might adversely affect the conclusions stated herein.

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the captions “The Reorganization and Stock Offering – Federal and Wisconsin Income Tax Consequences” and “Legal and Tax Matters” in the Prospectus constituting a part thereof. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ QUARLES & BRADY LLP

QUARLES & BRADY LLP